EXHIBIT 23.2

                       CONSENT OF INDENPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Equity Corporation International on Form S-8 pertaining to 500,000 shares of Equity Corporation International Common Stock, par value $.01 per share, to be offered or sold pursuant to the Equity Corporation International 1997 Employee Stock Purchase Plan of our report dated March 6, 1997, on our audits of the consolidated financial statements and financial statement schedule of Equity Corporation International as of December 31, 1996 and 1995, and for each of the three years ended December 31, 1996, which report is included in the Annual Report on Form 10-K.

                                         COOPERS & LYBRAND L.L.P.

Houston, Texas
April 16, 1997